UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
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NATIONWIDE MUTUAL FUNDS
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NATIONWIDE MUTUAL FUNDS
One Nationwide Plaza
Mail Code 5-02-210
Columbus, Ohio 43215
(800) 848-0920

December 15, 2022

Dear Shareholder:

The enclosed Information Statement details a recent subadviser change relating to the Nationwide Bond Portfolio (the “Fund”), a series of Nationwide Mutual Funds (the “Trust”).

Specifically, Nationwide Fund Advisors, the Fund’s investment adviser, recommended, and the Board of Trustees of the Trust (the “Board”) approved, the selection of Goldman Sachs Asset Management, L.P. to serve as the new subadviser to the Fund. At the same time, the Board approved the termination of BlackRock Investment Management, LLC as the Fund’s subadviser. These changes became effective on October 24, 2022. The Trust has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission (the “SEC”) that allows certain subadviser changes to be made without shareholder approval. The Manager of Managers Order requires that this Information Statement be sent to you.

Please read the enclosed Information Statement for additional information.

We look forward to continuing to serve you and the Fund in the future.

Sincerely,

Stephen R. Rimes
Secretary, Nationwide Mutual Funds

NATIONWIDE MUTUAL FUNDS
One Nationwide Plaza
Mail Code 5-02-210
Columbus, Ohio 43215
(800) 848-0920

INFORMATION STATEMENT

Nationwide Mutual Funds (the “Trust”) is furnishing this Information Statement with respect to the Nationwide Bond Portfolio (the “Fund”), a series of the Trust.

The Trust has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission (the “SEC”), which permits Nationwide Fund Advisors (“NFA”), the Fund’s investment adviser, to hire new subadvisers that are unaffiliated with NFA, to terminate subadvisory relationships, and to make changes to existing subadvisory agreements with the approval of the Trust’s Board of Trustees (the “Board” or the “Trustees”), but without obtaining shareholder approval, provided, among other things, that the Fund sends to its shareholders an information statement describing any new subadviser within 90 days of hiring such subadviser.

WE ARE NOT ASKING YOU FOR A PROXY OR VOTING INSTRUCTIONS AND
WE REQUEST THAT YOU NOT SEND US A PROXY OR VOTING INSTRUCTIONS.

INTRODUCTION

The Fund is an investment portfolio, or series, of the Trust. The Trust, on behalf of the Fund, has entered into an Investment Advisory Agreement with NFA. Pursuant to the Investment Advisory Agreement, NFA may select one or more subadvisers for the Fund and supervises the Fund’s daily business affairs, subject to the oversight of the Board. NFA selects one or more subadviser(s) it believes will provide the Fund with high-quality investment management services consistent with the Fund’s investment objective. NFA is responsible for the overall monitoring of the Fund’s subadviser(s).

Effective October 24, 2022, Goldman Sachs Asset Management, L.P.  (“GSAM”) began serving as the subadviser to the Fund, following the termination of BlackRock Investment Management, LLC (“BlackRock”), the Fund’s previous subadviser.

GSAM is unaffiliated with NFA and discharges its responsibilities subject to the supervision of NFA and the oversight of the Board. GSAM is paid a subadvisory fee by NFA from the management fees NFA receives from the Fund. In accordance with procedures adopted by the Board, the subadviser of the Fund may effect portfolio transactions through a broker-dealer affiliated with the subadviser that receives brokerage commissions in connection therewith as permitted by applicable law.

The purpose of this Information Statement is to report the appointment of GSAM, located at 200 West Street, New York, NY 10282 as the new subadviser to the Fund. The Board approved the appointment of GSAM as the subadviser to the Fund on September 14, 2022. Factors considered by the Board in making its decision to approve GSAM as the subadviser, as well as other important information, are described in more detail below.

RECOMMENDATION TO APPROVE SUBADVISER

As part of NFA’s duties to select and supervise the Fund’s subadviser, NFA is responsible for communicating performance expectations to, and evaluating the performance of, the subadviser and recommending to the Board whether a new subadviser should be hired or whether a subadviser’s contract with the Trust should be renewed, modified or terminated. NFA periodically provides written reports to the Board describing the results of its evaluation and monitoring functions.

The Fund’s investment objective is to seek to exceed incrementally the total return of the Bloomberg U.S. Aggregate Bond Index (the “Bond Index”) (before the deduction of the Fund’s expenses) over a full market cycle. BlackRock had subadvised the Fund since its inception in 2021. The Fund’s performance had generally lagged that of the Bond Index since the Fund’s inception. NFA determined to recommend the replacement of BlackRock as the Fund’s subadviser to seek another manager who could employ an actively managed enhanced index strategy with a strong and consistent track record of incremental excess returns over the Bond Index.

GSAM

NFA recommended to the Board that GSAM be appointed to serve as the Fund’s subadviser in place of BlackRock. NFA recommended that GSAM be appointed based on an analysis of its management team, investment process, risk management, compliance program and operational capabilities. NFA placed particular emphasis on GSAM’s long history of managing fixed-income strategies as well as the GSAM US Core High Quality Fixed Income strategy’s strong and consistent track record of incremental excess returns over the Bond Index, with low tracking error, and at a price NFA considered to be more typical of systematic enhanced index managers.

As subadvised by GSAM, the Fund is designed to provide a diversified portfolio of different types of fixed-income securities. The fixed-income securities in which the Fund may invest include corporate bonds issued by U.S. and foreign companies, debt securities issued and/or guaranteed as to principal and interest by the U.S. government (or by U.S. government agencies, U.S. government-sponsored enterprises and U.S. government instrumentalities), asset-backed securities (including collateralized loan obligations), mortgage-backed securities and debt securities issued by foreign governments and their agencies.

Securities in which the Fund invests may have any type of interest rate payment and reset terms, including fixed-rate, adjustable-rate, floating-rate, zero coupon, contingent, deferred, payment-in-kind and auction rate features. The Fund may invest in debt securities of any maturity or duration. Mortgage-backed securities may be either pass-through securities issued by U.S. government agencies, such as Ginnie Mae, Fannie Mae or Freddie Mac, or collateralized mortgage obligations issued either by U.S. government agencies or by private issuers. The Fund may purchase many U.S. agency pass-through securities on a when-issued (also known as “TBA”) basis, and it may also purchase or sell securities for delayed delivery. When entering into such a transaction, the Fund buys or sells securities with payment and delivery scheduled to take place in the future. Under normal circumstances, the Fund invests at least 80% of its net assets in bonds and other debt securities.

The subadviser uses derivatives, including but not limited to, interest rate futures, interest rate swaps and credit default swaps, either to hedge against investment risks, manage the Fund’s duration and/or gain exposure to certain fixed income securities or indices. In addition, the subadviser may use forward foreign currency contracts in order to hedge against international currency exposure or for non-hedging purposes.

The Fund’s target duration range under normal interest rate conditions is expected to approximate that of the Bond Index plus or minus one year, and over the last five years ended June 30, 2022, the duration of the Bond Index has ranged between 5.69 and 6.78 years. “Duration” is a measure of a debt security’s price sensitivity to changes in interest rates. The longer the duration of the Fund (or an individual debt security), the more sensitive its market price is to changes in interest rates.

The Fund is managed by a team comprising Ronald Arons, CFA, Paul Seary, CFA and Whitney Watson. This team is responsible for the day-to-day management of the Fund and the selection of the Fund’s investments.

Mr. Arons is a Managing Director and Senior Portfolio Manager at GSAM, which he joined in 2010.

Mr. Seary is a Vice President and Senior Portfolio Manager at GSAM, which he joined in 2009.

Ms. Watson is a Managing Director and Head of Global Portfolio Management at GSAM, which she joined in 2005.

Based on the foregoing considerations, NFA recommended to the Board that GSAM be approved as the subadviser to the Fund.

BOARD CONSIDERATIONS

At a meeting held on September 14, 2022 (the “Meeting”), the Board, including those members who are not considered to be “interested persons” of the Fund under the Investment Company Act of 1940, as amended (the “1940 Act”) (“Independent Trustees”), discussed and unanimously approved the appointment of GSAM as the subadviser to the Fund pursuant to a subadvisory agreement between GSAM and NFA. The Board was provided with detailed materials relating to GSAM in advance of the Meeting. Before approving the subadvisory agreement, the Independent Trustees met in executive session with their independent legal counsel to discuss information relating to the subadvisory agreement. The material factors and conclusions that formed the basis for the Board’s approval are discussed below.

The Nature, Extent and Quality of the Services to be Provided by GSAM as the Subadviser. In making its determinations, the Board took into account information provided to it by NFA as to the services to be provided by GSAM under the subadvisory agreement, including information relating to the investment strategy and processes for the Fund. The Board considered information provided to it regarding the experience of the investment personnel of GSAM who would be managing the Fund. The Board noted that the strategy in which the Fund would be managed would, unlike the BlackRock strategy, not include a high-yield bond component.  The Board considered NFA’s statements that NFA no longer considered that the high-yield bond component would be accretive to the strategy and that it would add to the cost of the GSAM strategy.

Investment Performance. The Board considered information concerning the past performance record of the Fund’s proposed GSAM portfolio management team in managing the investment strategy it intended to use in managing the Fund’s assets.

Fee Level. The Board considered the subadvisory fee proposed to be paid to GSAM would include breakpoints at different asset levels than the breakpoints in the current sub-advisory fee; the Board considered that the sub-advisory fee currently paid to GSAM would as a result be slightly higher than the sub-advisory fee paid to BlackRock.  The Board considered that NFA confirmed that Fund shareholders would not experience any increase in total expenses due to the slight increase in sub-advisory fees because the subadvisory fees are paid by NFA to GSAM and not by the Fund directly.

Profitability; Fallout Benefits. No information was presented to the Board regarding GSAM’s expected profitability as a result of the subadvisory agreement or the expected profitability of the Fund to NFA following the implementation of the new subadvisory agreement.

Terms of the Subadvisory Agreement. The Board considered that the non-compensatory terms of the subadvisory agreement are substantially similar in all material respects to the terms of the subadvisory agreements that the Trust currently has in place for other Nationwide Funds.

Conclusion. Based on these and other considerations, none of which were individually determinative of the outcome, and after discussion and consideration among the Trustees, and with NFA, Trust counsel, and independent legal counsel, the Board, including all of the Independent Trustees voting separately, unanimously approved the subadvisory agreement for a two-year period commencing from the execution of the subadvisory agreement.

THE SUBADVISORY AGREEMENT

The subadvisory agreement with GSAM, dated September 23, 2021, as amended September 14, 2022, to reflect the addition of the Fund (the “Agreement”), was approved by the Board, including the Independent Trustees, on September 14, 2022. In accordance with the Manager of Managers Order, the Agreement was not submitted to the Fund’s shareholders for their approval. The terms of the Agreement are substantially similar to the terms of the subadvisory agreements that the Trust currently has in place with other unaffiliated subadvisers. The following is a brief summary of the material terms of the Agreement.

Term. The Agreement, solely with respect to the Fund, has an initial term that expires on January 1, 2024, and continues for successive one-year terms thereafter as long as its continuance is approved by the Board or by a vote of a majority of outstanding shares of the Fund, provided that, in either case, the terms and the renewal have been approved by the vote of a majority of the Independent Trustees, cast in person, at a meeting called for the purpose of voting on such approval. The Agreement can be terminated on not more than 60 days’ written notice by NFA, by a vote of a majority of the Independent

Trustees on behalf of the Fund or a majority of the outstanding voting securities of the Fund, or on not less than 120 days’ written notice by GSAM. The Agreement terminates automatically if assigned by any party.

Fees. Under the Agreement, the annual subadvisory fee payable by NFA to GSAM (as a percentage of the average daily net assets of the Fund) is set forth in the table attached as Exhibit A.

Duties. Under the Agreement, NFA is responsible for assigning all or a portion of the Fund’s assets to GSAM and for overseeing and reviewing the performance of GSAM. GSAM is required to manage the Fund’s portfolio in accordance with the Fund’s investment objectives and policies, subject to the supervision of NFA and the oversight of the Board.

Brokerage. Under the Agreement, GSAM is authorized to purchase and sell securities on behalf of the Fund through brokers or dealers GSAM selects and to negotiate commissions to be paid on such transactions. In doing so, GSAM is required to use reasonable efforts to obtain the most favorable price and execution available but is permitted, subject to certain limitations, to pay brokerage commissions that are higher than what another broker might have charged in return for brokerage and research services.

Indemnification. Under the Agreement, GSAM and its affiliates and controlling persons cannot be held liable to NFA, the Trust, the Fund or the Fund’s shareholders in the absence of willful misfeasance, bad faith, gross negligence, reckless disregard of its duties under the Agreement, or violation of applicable law.

GSAM is required, under the Agreement, to indemnify NFA, the Trust, the Fund, and their respective affiliates and controlling persons for any liability or expenses sustained by them as a result of GSAM’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties or violation of applicable law, as well as under certain other circumstances. The Agreement also contains provisions pursuant to which NFA and the Trust are required to indemnify GSAM for any liability and expenses which may be sustained by GSAM as a result of NFA’s or the Trust’s willful misfeasance, bad faith, gross negligence, reckless disregard of their respective duties or violation of applicable law.

Regulatory Pronouncements. The Agreement also includes provisions arising from regulatory requirements. These provisions include a requirement that GSAM establish and maintain written proxy voting procedures in compliance with current applicable laws and regulations, including, but not limited to, Rule 30b1-4 under the 1940 Act. Also, the provisions include language required by Rule 17a-10 under the 1940 Act that permits GSAM to execute securities transactions under limited circumstances through broker-dealers deemed to be affiliated with the Fund, subject to certain prohibitions on consultations between GSAM and other subadvisers to the Fund or funds affiliated with the Fund.

Further Information. The above description of the Agreement is only a summary and is qualified in its entirety by reference to the text of the Agreement. A copy of the Agreement will be on file with the SEC and will be available: (i) on the SEC’s EDGAR database via the internet at www.sec.gov; (ii) by electronic request to publicinfo@sec.gov; or (iii) by mail by sending your request to Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549-1520.

OTHER INFORMATION ABOUT GSAM

GSAM is located at 200 West Street, New York, NY 10282. The following table sets forth the names and principal occupations of the principal executive officers of GSAM. The address of each person listed below is 200 West Street, New York, NY 10282.

Name	Title
Julian Salisbury	Chief Executive Officer
Luke Sarsfield	Co-Chief Executive Officer
Judith Shandling	Chief Compliance Officer
Laurence Stein	Chief Operating Officer
David Plutzer	Chief Legal Officer

GSAM has been registered as an investment adviser with the U.S. Securities and Exchange Commission since 1990 and is an indirect, wholly owned subsidiary of The Goldman Sachs Group, Inc., a publicly held financial holding company and global investment banking, securities and investment management firm.

MORE ABOUT FEES AND EXPENSES

The Fund pays NFA an investment advisory fee at an effective annual rate (as a percentage of the Fund’s average daily net assets) as set forth in the table attached as Exhibit B. During the fiscal year ended October 31, 2022, the Fund paid investment advisory fees to NFA as set forth in the table attached as Exhibit C.

ADDITIONAL INFORMATION

NFA serves as the Fund’s investment adviser pursuant to an Investment Advisory Agreement that was last approved by the Board, including a majority of the Independent Trustees, on December 6, 2022. The Investment Advisory Agreement was last approved by shareholders of the Fund upon the Fund’s inception on March 12, 2021.  The key features of the Investment Advisory Agreement are described below.

Advisory Services. Under the Investment Advisory Agreement, NFA, subject to the oversight of the Board: (i) sets the overall investment strategy for the Fund; (ii) has overall supervisory responsibility for the general management and investment of the Fund’s assets; (iii) determines the allocation of assets among one or more subadvisers, if any; and (iv) has full investment discretion to make all determinations with respect to the investment of the Fund’s assets not otherwise assigned to a subadviser. With regard to subadvisers, NFA, subject to the oversight of the Board: (i) researches and evaluates each subadviser, if any; (ii) performs initial due diligence on prospective subadvisers; (iii) monitors each subadviser’s ongoing performance; (iv) communicates performance expectations and evaluations to each subadviser; and (v) recommends to the Board whether a subadviser’s contract should be renewed, modified or terminated. NFA also is responsible for recommending changes or additions to the subadvisers and is responsible for compensating each subadviser. Finally, NFA is responsible for providing periodic reports to the Board concerning the Fund’s business and investments as the Board requests.

Continuance. The Investment Advisory Agreement may be continued from year to year by a majority vote of the Board or by a vote of a majority of the outstanding shares of the Fund, provided that, in either case, the terms and the renewal have been approved by the vote of a majority of the Independent Trustees, cast in person, at a meeting called for the purpose of voting on such approval.

Termination. The Investment Advisory Agreement provides that it may be terminated, without the payment of any penalty, by vote of a majority of the Board or by vote of a majority of the outstanding voting securities of the Fund, or by NFA, in each case, upon not less than 60 days’ written notice to the other party. The Investment Advisory Agreement also provides that it will automatically and immediately terminate in the event of its assignment.

As of December 1, 2022, the Fund had issued outstanding shares in the amounts as set forth in the table attached as Exhibit D.

As of December 1, 2022, to the Trust’s knowledge, no person, except as set forth in the table attached as Exhibit E, had or shared voting or investment power over more than 5% of the outstanding shares of any class of the Fund.

As of December 1, 2022, the Executive Officers and Trustees of the Trust as a group owned less than 1% of the outstanding shares of any class of the Fund.

Although the Trust is not asking shareholders to vote on the approval of GSAM as subadviser to the Fund, the Trust is required to summarize the voting rights of shareholders. Whenever a matter affecting the Fund requires shareholder approval, a shareholder meeting generally will be held, and a proxy statement and proxy/voting instruction forms will be sent to the Fund’s shareholders. Each share of the Fund is entitled to one vote, and each fraction of a share is entitled to a proportionate fractional vote. Shareholders also may revoke previously submitted voting instructions in accordance with instructions contained in the proxy statement sent to the Fund’s shareholders.

The foregoing description of shareholder voting rights with respect to the Fund is only a summary of these rights. Whenever shareholder approval of a matter affecting the Fund is required, the proxy statement sent to shareholders will fully describe the voting rights of shareholders and the voting procedures that will be followed at the shareholder meeting.

Currently, Nationwide Fund Distributors LLC (“NFD”), an affiliate of NFA, acts as the Trust’s principal underwriter. Under the terms of a Joint Fund Administration and Transfer Agency Agreement, Nationwide Fund Management LLC (“NFM”), an

indirect wholly owned subsidiary of Nationwide Financial Services, Inc. (“Nationwide Financial”), provides various administrative and accounting services, including daily valuation of the Fund’s shares, preparation of financial statements, tax returns, and regulatory reports, and presentation of quarterly reports to the Board of Trustees. NFM also serves as transfer agent and dividend disbursing agent for the Fund. The address for NFA, NFD and NFM is One Nationwide Plaza, Mail Code 5-02-210, Columbus, Ohio 43215.

NFA is a wholly owned subsidiary of Nationwide Financial, a holding company which is a direct wholly owned subsidiary of Nationwide Corporation. All of the common stock of Nationwide Corporation is held by Nationwide Mutual Insurance Company (95.2%) and Nationwide Mutual Fire Insurance Company (4.8%), each of which is a mutual company owned by its policyholders. The address for each of Nationwide Financial, Nationwide Corporation, Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company is One Nationwide Plaza, Columbus, Ohio 43215.

No Officer or Trustee of the Trust is an officer, employee, or director of GSAM, nor do any such Officers or Trustees own securities issued by GSAM or have any other material direct or indirect interest in GSAM.

The Trust will furnish, without charge, a copy of the Trust’s most recent Annual Report to shareholders and Semiannual Report to shareholders succeeding the Annual Report, if any, upon request. This request may be made either by writing to the Trust at the address contained on the first page of this Information Statement or by calling toll-free 800-848-0920. The Annual Report and the Semiannual Report will be mailed to you by first-class mail within three business days of receipt of your request.

By Order of the Board of Trustees of Nationwide Mutual Funds,

Stephen R. Rimes, Secretary

December 15, 2022

EXHIBIT A

SUBADVISORY FEES

The annual subadvisory fees payable by NFA to GSAM (as a percentage of the Fund’s average daily net assets) are set forth in the following table:

Fund	Subadvisory Fees
Nationwide Bond Portfolio
If Subadviser Assets are less than $750 million:
0.140% on Subadviser Assets up to $100 million;
0.110% on Subadviser Assets of $100 million and more but less than $250 million;
0.100% on Subadviser Assets of $250 million and more but less than $750 million; and
0.080% on Subadviser Assets of $750 million and more

If Subadviser Assets are greater than $750 million:
0.080% on Subadviser Assets up to $1.5 billion; and
0.075% on Subadviser Assets of $1.5 billion and more

A-1

EXHIBIT B

INVESTMENT ADVISORY FEES

The Fund pays NFA an investment advisory fee at an effective annual rate (as a percentage of the Fund’s average daily net assets) as set forth in the following table:

Fund	Advisory Fees
Nationwide Bond Portfolio	0.265% on assets up to $500 million; 0.255% on assets of $500 million and more but less than $1 billion; and 0.245% on assets of $1 billion and more

B-1

EXHIBIT C

INVESTMENT ADVISORY FEES PAID TO NFA

The chart below sets forth the investment advisory fees paid by the Fund to NFA for the fiscal year ended October 31, 2022. The amount indicated is after fee waivers and expense reimbursements.

Fund	Advisory Fees
Nationwide Bond Portfolio	$1,914,900

C-1

EXHIBIT D

OUTSTANDING SHARES

As of December 1, 2022, the Fund had issued outstanding shares in the amounts set forth in the table below:

Fund	Number of Shares Outstanding
Nationwide Bond Portfolio – Class R6	101,561,602.127

D-1

EXHIBIT E

5% SHAREHOLDERS

As of December 1, 2022, to the Trust’s knowledge, no person, except as set forth in the table below, had or shared voting or investment power over more than 5% of the outstanding shares of any class (collectively, the “shares”) of the Fund.

Name and Address of Shareholder	Number of Shares Beneficially Owned	Percentage of the Class Held by the Shareholder
Nationwide Bond Portfolio – Class R6
INVESTOR DESTINATIONS CONSERVATIVE COLUMBUS, OH 43215	17,120,661.846	17%
INVESTOR DESTINATIONS MODERATELY AGGRESSIVE COLUMBUS, OH 43215	10,414,203.361	10%
NATIONWIDE TARGET DESTINATION 2025 COLUMBUS, OH 43215	7,351,021.373	7%
NATIONWIDE TARGET DESTINATION 2030 COLUMBUS, OH 43215	6,462,697.396	6%
NATIONWIDE DESTINATION RETIREMENT COLUMBUS, OH 43215	5,684,663.663	6%

E-1